Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) dated May 3, 2019 pertaining to the Physicians Realty Trust 2013 Equity Incentive Plan, as amended of our reports dated February 28, 2019, with respect to the consolidated financial statements of Physicians Realty Trust and the effectiveness of internal control over financial reporting of Physicians Realty Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
May 3, 2019